                                  EXHIBIT 10.16

                      AGREEMENT AND PLAN OF ACQUISITION FOR

                    HOMELIFE U.S. PARTNERSHIP BY AND BETWEEN

                  HOMELIFE, INC. AND HOMELIFE SECURITIES, INC.

                              DATED APRIL 15, 1996

                               AGREEMENT AND PLAN

                                 OF ACQUISITION

AGREEMENT AND PLAN OF ACQUISITION by and between HomeLife Securities, Inc., a Canadian corporation (here-in-after sometimes referred to as "Seller") and HomeLife, Inc., a Nevada corporation (here-in-after sometimes referred to as "Buyer").

WHEREAS, the Boards of Directors of Seller and Buyer deem it advisable for the mutual benefit of Seller and Buyer and their respective shareholders that the assets of Seller be acquired by Buyer (the "Acquisition"), and have approved this Agreement and Plan of Acquisition (the Agreement");

NOW THEREFORE, in consideration of the mutual covenants, agreements., representations and warranties contained herein, and for the purpose of setting forth certain terms and conditions of the Acquisition, and the method of carrying the same into effect, Seller and Buyer agree as follows:

                                    ARTICLE I
                          ACQUISITION AND ORGANIZATION

SECTION 1.0 AGREEMENT TO BUY AND SELL. Seller agrees to sell to Buyer for ten thousand (10,000) shares of Buyer's one hundred dollar ($100.) fixed interest 6% non-cumulative, non-voting convertible preferred shares, convertible into one million (1,000,000) shares of Buyers common stock (the "Stock"), all Sellers interest in and to HomeLife U. S, Partnership, (here-in-after sometimes referred to as "HLP").

SECTION 1.1 THE ACQUISITION. As of April 15, 1996 (the "Closing Date"), subject to the terms and conditions hereof, Seller shall transfer, to Buyer, one hundred percent (100%) ownership of HLP.

SECTION 1.3 EFFECT OF ACQUISITION. The parties agree to the following provisions with respect to the Acquisitions contemplated herein:

         (a) Corporate Organization. The separate corporate existences of Buyer and Seller shall continue following the Acquisition, Each Constituent Corporation shall continue to be responsible for its respective liabilities and obligations.

         (b) Closing Date. Said Acquisition shall be consummated and the closing of this Agreement shall occur immediately upon the signing of this Agreement by the parties (the "Closing Date"). The Closing shall take place at the corporate offices of Buyer.

                                    ARTICLE 2
                                 THE ACQUISITION

SECTION 2.1 ISSUANCE OF SHARES IN THE ACQUISITION. At the Closing, Buyer shall Issue to Seller ten thousand (10,000) shares of Buyer's one hundred dollar ($100.) fixed interest 6% non-cumulative, convertible preferred shares, convertible into one million (1,000,000) shares of Buyers common stock in exchange for all of the Seller's interest in and, to HomeLife U.S. Partnership, a California partnership.

SECTION 2.2 FURTHER TRANSFER OF STOCK. The shares to be issued by Buyer under
2.1 (a) above shall be issued as investment shares and transfer of such shares shall be restricted as required by State and Federal Securities law.

SECTION 2.3 TRANSFER OF PARTNERSHIP. Seller shall deliver to buyer at the time of signing of this Agreement properly endorsed partnership document(s) transferring the ownership of HLP to buyer. Buyer upon receipt of said document(s) shall instruct it's stock transfer agent and registrar to issue to seller ten thousand (10,000) shares of Buyers one hundred dollar ($100.) fixed interest 6% non-cumulative, non-voting, convertible preferred shares, convertible into one million (1,000,000) shares of Buyers common stock.

                                    ARTICLE 3
                              ADDITIONAL AGREEMENTS

SECTION 3.0 CONDUCT OF BUSINESS PENDING ACQUISITION. Unless and until this Agreement has been terminated in accordance with its terms, neither Buyer or Seller will solicit or encourage, directly or indirectly, any inquiries or proposals, to acquire any shares of the capital stock or any significant portion of the total assets of Buyer.

SECTION 3.1 REASONABLE EFFORTS. Subject to the terms and conditions hereof, each of the parties hereto agree to use any and all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the other conditions of Closing set forth herein.

SECTION 3.2 CONDUCT OF BUSINESS BY BUYER PENDING ACQUISITION OF ASSETS. Buyer covenants and agrees that, prior to the Closing Date, unless Seller shall otherwise agree in writing and except as contemplated by this Agreement;

         (a) the business of Buyer shall be conducted only in the ordinary and usual course and consistent with past practices, and shall not purchase or sell (or enter into any agreement to purchase or sell) any properties or assets or make any other changes in the operations of Buyer taken as a whole;

         (b) Buyer shall not (i) amend its Articles of Incorporation or By-Laws, (ii) change the number of authorized or outstanding shares of its capital stock (except as set forth Section 2.1(a) hereof), or (iii) declare, set aside or pay any dividend or other distribution or payment in cash, stock or property in respect of the shares;

         (c) Buyer shall not issue or pledge any shares of, or rights of any kind to acquire any shares of, the capital stock of Buyer, (ii) incur any indebtedness other than in the ordinary course of business, (iii) acquire directly or indirectly by redemption or otherwise any shares of the capital stock of Buyer of any class or (iv) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing;

         (d) Buyer shall use its best efforts to preserve intact the business organization of Buyer, to keep available the services of their current officers and key employees, and to preserve the good will of those having business relationships with them;

         (e) Buyer will not (i) increase the compensation payable or to become payable by it to any of its officers or directors, (ii) make any payment or provision with respect to any bonus, profit sharing, stock option, stock purchase, employee stock ownership, pension, retirement, deferred compensation, employment or other payment plan, agreement or arrangement for the benefit of their employees, (iii) grant any stock options or stock appreciation rights or permit the exercise of such rights is subject to the discretion of Buyer, (iv) make any change in the compensation to be received by any officer of Buyer, or adopt, or amend to increase compensation or benefits payable under, any collective bargaining, bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement trust, fund or arrangement for the benefit of employees, (v) enter into any agreement with respect to termination or severance pay, or any employment agreement or other contract or arrangement with any officer or director or employee of Buyer with respect to the performance of personal services that is not terminable without liability by it in thirty days' notice or less, (vi) increase benefits payable under its current severance or termination pay agreements or policies or (vii) make any loan or advance to, or enter into any written contract, lease or commitment with, any officer or director of Buyer;

         (f) Buyer shall not assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, firm or corporation or make any loans or advances to any individual, firm or corporation;

         (g) Buyer shall not make any investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfers or otherwise, or by the purchase of any property or assets or any other individual, firm or corporation;

         (h) Buyer shall not reduce its cash or short term investments or their equivalent, other than to meet cash needs arising in the ordinary course of business, consistent with past practices, or in performing its obligations under this

Agreement; and

         (i) Buyer shall not enter into an agreement to do any of the things described in clauses above.

SECTION 3.3 ACCESS AND INFORMATION. Buyer and Seller shall provide each to the other: (a) Buyer shall afford to Seller and its accountants, counsel and other representatives fall access, during normal business hours throughout the period prior to the Closing Date, to all of the properties, books, contracts, commitments and records (including but not limited to tax returns) of Buyer and, during such period, Buyer shall furnish promptly to Seller (i) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws, and (ii) all other information concerning the business, properties and personnel of Buyer that may reasonably be requested. In the event of the termination of this Agreement Buyer will, and will cause its representative to, deliver to Seller all documents, work papers and other material, and all copies thereof, obtained by it or on its behalf from Seller as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof and will hold in confidence all confidential information, and will not use any such confidential information, until such time as such information is otherwise publicly available or as it is advised by counsel that any such information or document is required by law to be disclosed. If this Agreement is terminated, Buyer will promptly deliver to Seller all documents so obtained by it.

         (b) Seller shall afford to Buyer and its accountants, counsel and other representatives full access, during normal business hours throughout the period prior to the Closing Date, to all of the books and records, (including but not limited to tax returns) pertaining to the company being Acquired by Buyer, during such period, Seller shall furnish promptly to Buyer
(i) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or sate securities laws, and requested by Buyer. In the event of the termination of this Agreement, Seller will, and will cause its representative to, deliver to Buyer an documents, work, papers and other material, and all copies thereof obtained by it or on its behalf from Buyer as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof, and will hold in confidence all confidential information, and will not use any such confidential information, until such time as such information is otherwise publicly available or as it is advised by counsel that any such information or document is required by law to be disclosed. If this Agreement is terminated, Seller will deliver to Buyer all documents so obtained by it.

SECTION 3.4 NOTICE OF ACTIONS AND PROCEEDINGS. Buyer shall promptly notify Seller, and, Seller shall, promptly notify Buyer of any claims) actions, proceedings or investigations commenced on to the best of its knowledge, threatened, involving or affecting Buyer or Seller or any of their property or assets, or, to the best of its knowledge, against any employee, consultant, director, officer or shareholder, in his, her or its capacity as suck of Buyer or Seller which, if pending on the date hereof, would have been required to have been disclosed in writing pursuant to Section 4.2(d) hereof or which relates to the consummation of the Acquisition or the transactions contemplated hereby.

SECTION 3.5 NOTIFICATION OF OTHER CERTAIN MATTERS. Buyer shall give prompt notice to Seller and Seller shall give prompt notice to Buyer, of any notice of, or other communication relating to, a default or event which, with notice or lapse of time, or both, would become a default, received by Buyer or Seller subsequent to the date of this Agreement and prior to the Closing Date, under any agreement, indenture or instrument material to the financial condition, properties, business or results of operations of Buyer or Seller taken as a whole to which Buyer or Seller is a party or is subject;

                                    ARTICLE 4
               REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF BUYER

Buyer, represents and warrants to, and agrees with Seller as follows:

SECTI0N 4.0 ORGANIZATION AND GOOD STANDING. Buyer is a duly incorporated and validly existing corporation in good standing under the laws of Nevada, with all requisite power and authority (corporate and other) to own its properties and conduct its business.

SECTION 4.1 AUTHORIZATION: BINDING AGREEMENT. Buyer has the requisite corporate power and authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by Buyer and constitutes a valid and binding agreement of Buyer in accordance with its terms.

SECTION 4.2 CAPITALIZATION. The authorized capital stock of Buyer consists of five million (5,000,000) shares of common stock, par value $.001 per share; One hundred thousand (100,000) shares of preferred stock no par value, which may be issued by the board of directors as one (1) or more classes. Prior to the issuance of the stock authorized by this Agreement there were as of March 31, 1996 Three million thirty seven thousand one hundred ninety (3,037,190) common shares authorized to be issued. There were no preferred shares Issued. As of the date here of only one million thirty seven thousand nine (1,037,959) common shares have actually been issued by the Buyer's transfer agent and registrar due to a delay by buyer. All of the authorized to be and outstanding shares of the capital stock of Buyer are fully paid and nonassessable. Buyer is not aware of any voting trust, agreements or similar understanding. Buyer does not have any options, subscriptions or other rights, Agreements or commitments, which either: (a) obligates Buyer to issue, sell or transfer any shares of the capital stock of Buyer or (b) restricts the issuance of or otherwise relates to the shares of its common stock.

SECTION 4.3 LITIGATION. As of the date hereof there are no claims actions, proceedings, or investigations pending or, to the best knowledge of Buyer, threatened against Buyer or to the best of Buyer's knowledge, pending or threatened against any subsidiary company, partnership, employee, consultant, director, officer or shareholder, in his or its capacity as suck before any court or governmental or regulatory authority or body which, if decided adversely, could materially and adversely affect the financial condition, business, prospects or operations of Buyer or it's subsidiaries or partnership(s). As of the date hereof, neither Buyer nor any of its property is subject to any order, judgement, injunction or decree, which materially and adversely affects the financial condition, business, prospects or operations of Buyer.

SECTION 4.4 FINANCIAL STATEMENTS AND REPORT . Buyer has provided Seller with true and complete copies of financial statements prepared by an independent Certified Public Accountant in accordance with generally accepted accounting principles applied on a consistent basis (except as otherwise noted in such statements) and present fairly the financial position, results of operations and changes in financial position of holdings being acquired.

SECTION 4.4 ABSENCE OF BREACH. The execution, delivery and performance by Buyer of this Agreement, and the performance by Buyer of its obligations hereunder, do not (i) conflict with or result in a breach of any of the provisions of its articles of incorporation or by-laws:

         (a) Buyer shall have performed in all material respects their agreements contained in this Agreement required to be performed on or prior to the Closing Date including those specified in Section 4.4 herein;

         (b) Buyer's representations and warranties set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date, except as contemplated or permitted by this Agreement;

         (c) Seller shall have delivered to Buyer copies of resolutions duly adopted by its Board of Directors approving the execution and delivery of this Agreement, such resolutions being certified by the Secretary;

         (d) No action or preceding before any court or governmental or regulatory authority or body, United States, federal or state or foreign, shall have been instituted (and be pending) or threatened by any governmental authority, which seeks to prevent or delay the consummation of the Acquisition or which challenges any of the terms or provisions of this Agreement;

         (e) No order issued by any United States federal or state or foreign governmental or regulatory authority or body of by any court of competent jurisdiction nor any statute, rule, regulation or executive order promulgated or enacted by any United States federal or state or foreign governmental authority which prevents the consummation of the Acquisition shall be in effect.

                                    ARTICLE 5
              REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF SELLER

Seller, represents and warrants to, and agrees with Buyer as follows:

SECTION 5.0 ORGANIZATION AND GOOD STANDING . Seller is a duly incorporated and validly existing corporation in good standing under the laws of Canada, with all requisite power and authority (corporate.. and other) to own its properties and conduct its businesses.

SECTION 5.1 AUTHORIZATION: BINDING AGREEMENT. Seller has the requisite power and authority to execute and deliver this Agreement, This Agreement has been duly and validly authorized, executed and delivered by Seller and constitutes a valid and binding agreement of Seller in accordance with its terms.

SECTION 5.2 ABSENCE OF BREACH . The execution, delivery and performance by Seller of this Agreement, and the performance by Seller of its obligations hereunder, do not (i) conflict with or result in a breach of any of the provisions of its articles of incorporation or by-laws, (ii) subject to obtaining the governmental and other consents referred to in Section 5.4 hereof, contravene any law, rule or regulation of any province or of Canada or any political subdivision thereof or therein, or any order, writ, judgement, injunction, decree, determination or award currently in effect, which, singly or in the aggregate, would have a material adverse effect on Seller, (iii) conflict in any respect with or result shall be subject to the fulfillment at or prior to the Closing Date of the following conditions any one or more of which may effect the partnership HLP being sold to Buyer.

                                    ARTICLE 6
                                   CONDITIONS

SECTION 6.0 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE ACQUISITION. The respective obligations of each party to effect the Acquisition shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

         (a) this Agreement and the transactions contemplated hereby having been approved and adopted at or prior to the Closing Date by the requisite vote of the board of directors of each party;

         (b) no preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States or Canada preventing the consummation of the Acquisition shall be in effect.

SECTION 6.1 CONDITIONS TO OBLIGATION TO BUYER TO EFFECT ACQUISITION. The obligations of Buyer to effect the Acquisition shall be subject to the fulfillment at or prior to the Closing Date of the following conditions any one of which may be waived by Buyer:

         (a) Seller shall have performed in all material respects their agreements contained in this Agreement required to be performed on or prior to the Closing Date including those specified in Section 6.5 herein;

         (b) Seller's representations and warranties set forth in this Agreement shall be true and correct in all material respects on and as of the, Closing Date as if made on and as of such date, except as contemplated or permitted by this Agreement;

         (c) Seller shall have delivered a certificate of its President or its Chairman of the Board to the effect set forth in paragraphs (a) and (b) of this Section 6.2;

         (d) Seller shall have delivered to Buyer copies of resolutions duly adopted by its Board of Directors approving the execution and delivery of this Agreement, such resolutions being certified by the Secretary.

SECTION 6.3 CONDITIONS TO THE OBLIGATION OF SELLER TO EFFECT THE ACQUISITION. The obligation of Seller to effect the Acquisition shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any one or more of which may be waived by Seller:

         (a) Seller shall have performed in all material respects on or prior to the Closing Date;

         (b) The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects on and as of Closing Date as if made on and as of such date, except as contemplated or permitted by this Agreement;

         (c) Except to the extent such consent are not required at Closing Date, Seller shall received the consents or exemptions, or made the filings, as the case may be, which were referred to in Section 5.4;

         (d) Buyer shall have delivered a certificate of its President to the effect set forth in paragraphs (a) and (b) of this Section 6.3;

         (e) Buyer shall have delivered to Seller copies of resolutions duly adopted by the Board of Directors of the Company approving the execution and delivery of this Agreement such resolutions being certified by the Secretary of the Company;

         (f) No action or proceeding before any court or governmental or regulatory authority or body, United States federal or state or foreign, shall have been instituted (and be pending or threatened) by any government or governmental authority, which seeks to prevent or delay the consummation of the Acquisition or which challenges any of the terms or provisions of this Agreement;

         (g) No order issued by the United States federal or state or foreign governmental or regulatory authority or body, or by any court of competent jurisdiction nor any statute, rule, regulation, or executive order promulgated or enacted by any United States.

                                    ARTICLE 7
                                   TERMINATION

SECTION 7.0 BOARD ACTION. This Agreement may be terminated at any time by mutual consent of the Boards of Directors of Seller and Buyer.

SECTION 7.1 CERTAIN DATES. In the event the Acquisition shall not have become effective on or before April 15, 1996, this Agreement may be terminated by either party upon written notice, whether before or after approval of the Acquisition thereof by the boards of directors. This Agreement shall terminate automatically if the Acquisition has not been consummated by April 15, 1996.

SECTION 7.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement, this Agreement shall thereafter become void and have no effect and no party hereto shall have any liability to any other party hereto or its shareholders or directors or officers in respect thereof except for the obligations of the parties hereto in Section 8.1 hereof.

                                    ARTICLE 8
                               GENERAL AGREEMENTS

SECTION 8.0 COOPERATION. Each of the parties hereto shall cooperate with the other in every reasonable way in carrying out the transactions contemplated herein, and in delivering all documents and instruments deemed reasonably necessary or useful by counsel for any party hereto.

SECTION 8.1 COSTS. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be the sole responsibility of Buyer.

SECTION 8.2 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties in this Agreement or in any instrument or certificate delivered pursuant to this Agreement delivered on or prior to the Closing Date shall survive the consummation of the Acquisition.

SECTION 8.3 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by messenger, transmitted by fax or telegram or mailed by registered or certified mail, postage prepaid, as follows:

         (a) If to Seller, to:              (b) If to Buyer, to:
         Andrew Cimerman                        Robert L, Cashman
         HomeLife Securities, Inc.              HomeLife, Inc
         1167 Caledonia Road                    4100 Newport Place, Suite 730
         Toronto, Ontario M6A 2XI Canada        Newport Beach, California 92660

The date of any such notice shall be the date hand delivered or otherwise transmitted or mailed.

SECTION 8.4 AMENDMENT . This Agreement (including the documents and instruments referred to herein or therein) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, (b) is not intended to confer upon any other person any rights or remedies hereunder, and (c) shall not be assigned by operation of law or otherwise. This Agreement may be amended or modified in whole or in part to the extent permitted by California law at any time, by an agreement in writing executed to do so by the Board of Directors of Seller and Buyer.

SECTION 8.5 WAIVE . At any time prior to the Closing Date, the parties hereto may (a) extend the time for the performance of any of the obligations, or other acts of the other parties hereto, (b) waive any inaccuracies in the representation and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing or waiver signed on behalf of such party.

SECTION 8.6 BROKERS. Seller and Buyer represent and warrant that no broker, finder or investment banker is entitled to any brokerage, finders or other fee or commission in connection with this transaction.

SECTION 8.7 PUBLICITY . So long as this agreement is in effect, the parties hereto shall not Issue or cause the publication of any press release or other announcement with respect to this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed where such release or announcement is required by applicable law.

SECTION 8.8 HEADINGS The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 8.9 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of and is enforceable by the respective successors and assigns of the parties hereto.

SECTION 8. 10 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

IN WITNESS WHEREOF the parties have executed this Agreement by their duly authorized officers as of the 1st day of April, 1996.

                                        Buyer:  HomeLife, Inc.

Attest:

                                         /s/ Andrew Cimerman
                                        --------------------------------------
                                        By:  Andrew Cimerman, President

 /s/ Robert L. Cashman
------------------------------------
Robert L. Cashman, Secretary            Seller:  HomeLife Securities, Inc.
Attest:

                                         /s/ Andrew Cimerman
                                        --------------------------------------
                                        By: Andrew Cimerman, President

 /s/ Gabrielle Jeans
------------------------------------
Gabrielle Jeans, Secretary

                                   AMENDMENT I

This amendment attaches to and becomes part of an agreement dated April 1, 1996 between HomeLife Securities Inc. and HomeLife Inc.

SCHEDULE OF ASSETS PURCHASED AND AGREED VALUE

Cash                                                                $  4,048

Accounts Receivable                                                  320,377

Prepaid Expenses                                                       8,160

Furniture & Equipment Net of Accumulated Depreciation                 19,696

Printed Advertising Materials including Art Work
(64 Different Item at 5,000 each)                                    320,000

Inventory of Procedure Materials, Signs, Supplies
"Jerome The Gnome" & "Crok'n Roll" Costumes                          129,364

HomeLife Trademark
(Registered in all states and some foreign countries)                250,000

Less: Liabilities
         Accounts Payable                                             46,255
         Accrued Expenses                                              3,390
         Cimerman                                                      2,000
                                                                  ----------

Total -                                                           $1,000,000
                                                                  ----------

IN WITNESS WHEREOF the parties have executed this Agreement by their duly authorized officers as of the 1st day of April, 1996.

                                         Buyer:  HomeLife, Inc.

Attest:

                                          /s/ Andrew Cimerman
                                         -----------------------------------
                                         By:  Andrew Cimerman, President

 /s/ Robert L. Cashman
----------------------------------
Robert L. Cashman, Secretary

                                         Seller:  HomeLife Securities, Inc.

Attest:

                                          /s/ Andrew Cimerman
                                         -----------------------------------
                                         By: Andrew Cimerman, President

 /s/ Gabrielle Jeans
----------------------------------
Gabrielle Jeans, Secretary